Exhibit 10.26

MILLENNIUM PHARMACEUTICALS, INC.

KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

SECTION 1. INTRODUCTION

The Millennium Pharmaceuticals, Inc. Key Employee Change in Control Severance Plan (the “Plan”) is designed to provide separation pay and benefits to certain eligible employees of the Company whose employment is involuntarily terminated without cause or voluntarily terminated for good reason. This document constitutes the written instrument under which the Plan is maintained and except as provided 4(f) below, supersedes any prior plan or practice of the Company that provides severance benefits to eligible employees. The Plan was approved by the Board and the Compensation and Talent Committee of the Board (the “Committee”) of the Company effective March 3, 2006.

SECTION 2. DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “BASE SALARY” means your annual base salary as in effect on the effective date of a Change in Control, or as increased thereafter.

(b) “BOARD” means the Board of Directors of the Company.

(c) “CAUSE” means, in the reasonable determination of the Company, the occurrence of any of the following events: (i) your conviction of, or plea of, nolo contendere with respect to a felony or a crime involving moral turpitude, (ii) your commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) your commission of an act, or failure to act, which the Board of Directors of the Company shall reasonably have found to have involved willful misconduct or gross negligence on your part, in the conduct of your duties as an employee of the Company, (iv) habitual absenteeism, alcoholism or drug dependence on your part which interferes with the performance of your duties as an employee of the Company, (v) your willful and material failure or refusal to perform your services as an employee of the Company, (vi) any material breach by you to fulfill the terms and conditions under which you are employed by the Company, or (vii) your willful and material failure or refusal to carry out a direct, lawful written request of the Board of Directors, the Company’s Chief Executive Officer or your immediate supervisor.

(d) “CHANGE IN CONTROL” means any of the following events and shall be deemed to have occurred at any of the following times:

(i)            when a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acquires beneficial ownership of the Company’s capital stock equal to 50% or more of either: (X) the then-outstanding shares of the Company’s common stock or (Y) the combined voting power of the Company’s then-outstanding securities to vote generally in the election of directors;

(ii)           upon the consummation by the Company of (X) a reorganization, merger or consolidation, provided that, in each case, the persons who were the Company’s stockholders immediately prior to the reorganization, merger or consolidation do not, immediately after, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or (Y) a liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets;

(iii)          when the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board of Directors (X) who was a member of the Board of Directors on the date of the initial adoption of this provision by the Board of Directors or (Y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election. But, any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Directors, is excluded from clause (iii)(Y) above; or

(iv)          upon the occurrence of any other event which a majority of the Continuing Directors, in its sole discretion, determines constitutes a Change in Control.

(e) “COMPANY” means Millennium Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

(f) “INVOLUNTARY TERMINATION WITHOUT CAUSE” means your dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than Cause. The termination of your employment will not be deemed to be an “Involuntary Termination Without Cause” if your termination occurs as a result of your death or disability.

(g) “VOLUNTARY TERMINATION FOR GOOD REASON” means any action by the Company without your prior consent which results in you voluntarily terminating your employment with the Company (or, if applicable, with any successor entity) after any of the following are undertaken by the Company (or, if applicable, by any successor entity) without your express consent: (i) any requirement by the Company that you perform your principal duties outside a radius of 50 miles from the Company’s Cambridge, Massachusetts location; (ii) any material diminution in your title, position, duties, responsibilities or authority; (iii) any breach by the Company of any material provision of any employment letter or contract not cured within thirty days of written notice thereof; (iv) a reduction in your base salary or a reduction of your target bonus percentage (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of your level); or (v) any acquisition, merger or change of control involving the Company which results in your ceasing to serve in your current position or an equivalent position for the surviving entity.

SECTION 3. ELIGIBILITY AND PARTICIPATION

You are eligible to participate in the Plan if you are a member of the Company’s Management Team or a Senior Vice President of the Company at any time during the one (1) month period prior to a Change in Control or your termination of employment with the Company, and such employment terminates due to an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason, in either case within one (1) month before or twelve (12) months following the effective date of a Change in Control.

SECTION 4. BENEFITS

As a participant in the Plan, you are eligible to receive the following benefits on the following conditions:

(a) SALARY AND BONUS PAYOUT. Commencing in the first month following the month of the qualifying termination, you will be paid in periodic installments consistent with the Company’s payroll procedures as then in effect and continuing for a number of months equal to the product of your “Severance Multiple” (as set forth below) times 12, a total sum equal to: (i) your Severance Multiple times your base salary at your rate of pay in effect on the date of termination; (ii) your Severance Multiple times your target bonus on the date of termination; and (iii) your target bonus on the date of termination multiplied by a fraction, the numerator of which shall equal the number of days you were employed by the Company in the Company fiscal year in which the termination occurs and the denominator of which shall equal 365.

Severance Multiple shall be based on the following:

CEO-2.0

Section 16b executive officer/EVP/SVPII-1.5

SVPI (other than Section 16b executive officers)-1.0

Payment of amounts or benefits due pursuant to this Plan will be deferred and paid no earlier than six months following your termination of employment if, and only to the extent, required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In such event, the first payment made will be for an aggregate amount equal to what would have been paid under this Plan over the course of such deferred period. In the event this Section 4(a) fails to meet the limitations or requirements of Section 409A of the Code and the regulations promulgated thereunder, then this Section 4(a) shall be modified by action of the Committee to the extent necessary to satisfy the requirements of the Code and transitional relief with respect to Section 409A of the Code.

(b) HEALTH BENEFITS. Provided that you elect continued coverage under federal COBRA law, the Company shall pay, on your behalf, the portion of premiums of your group health insurance coverage, including coverage for your eligible dependents, that the Company paid prior to your termination of employment for a period following your Involuntary Termination Without Cause or Voluntary Termination for Good Reason based on your level as follows:

CEO-18 months

Section 16b executive officer/EVP/SVPII-18 months

SVPI (other than Section 16b executive officers)-12 months

provided, however, that the Company will pay such premiums for you and your eligible dependents only for coverage for which you and those dependents were enrolled immediately prior to your termination of employment. You will continue to be required to pay that portion of the premium of your group health insurance coverage, including coverage for your eligible dependents that you were required to pay as an active employee immediately prior to your termination of employment (subject to change). For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain coverage for yourself and your eligible dependents at your own expense.

(c) PARACHUTE PAYMENTS. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section  4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4(c), if it shall be determined that you are entitled to a Gross-Up Payment, but that the Payment does not exceed 110%

of the greatest amount that could be paid to you without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to you and the amounts payable under this Plan shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(a), unless an alternative method of reduction is elected by you.

(d) EARNED BUT UNPAID BENEFITS. As of your termination date you will also be eligible to receive any earned but unpaid benefits including salary earned but unpaid, annual bonus for the most recently completed financial year and payment for unused accrued vacation.

(e) RELEASE. To receive benefits under this Plan, you must execute a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A and such release must become effective in accordance with its terms.

(f) OTHER AGREEMENTS. Unless otherwise specified in a written agreement between you and the Company or any successor to the Company or any affiliate thereof, the total amount of severance benefits you may receive pursuant to:

(i) this Plan;

(ii) any written agreement between you and the Company or any successor to the Company or any affiliate thereof, and

(iii) any other written plan, written practice or statutory obligation of the Company or any successor to the Company or any affiliate thereof,

shall equal the greatest of the total amount of severance benefits provided under subsections (i), (ii) or (iii) of this Section 4(f).

(g) TERMINATION OF BENEFITS. Benefits under this Plan shall terminate immediately if you, at any time, violate any proprietary information or confidentiality obligation to the Company.

(h) NON-DUPLICATION OF BENEFITS. You are not eligible to receive benefits under this Plan more than one time.

(i) TAX WITHHOLDING. Any payments that you receive under this Plan shall be subject to all required tax withholding.

SECTION 5. ADMINISTRATION AND OPERATION OF THE PLAN

The Company is the “Plan Sponsor” and the “Plan Administrator” of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Company has the sole discretion to make such rules, regulations, and interpretations of the Plan and to make such computations and to take such other action to administer the Plan as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

SECTION 6. CLAIMS, INQUIRIES AND APPEALS

APPLICATIONS FOR BENEFITS AND INQUIRIES. Applications for benefits should be in writing, signed and submitted to: Plan Administrator, Key Employee Change in Control Severance Plan, Millennium Pharmaceuticals, Inc., 40 Landsdowne Street, Cambridge, MA 02139.

DENIAL OF CLAIMS. If any application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial. The written notice of denial will be set forth in a manner designed to be understood, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. You will then be permitted to appeal the denial in accordance with the review procedure described below.

REQUEST FOR REVIEW. You (or your authorized representative) may appeal a denied benefit claim by submitting a written request for a review to: Review Panel, Key Employee Change in Control Severance Plan, Millennium Pharmaceuticals, Inc., 40 Landsdowne Street, Cambridge, MA 02139. The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. Your appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you or your representative feel are pertinent. The Review Panel may require you or your representative to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

DECISION ON REVIEW. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. The Review Panel will give written notice of its decision to the applicant. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will outline the specific Plan provisions upon which the decision is based. If written notice of the Review Panel’s decision is not given within the time prescribed above, the application will be deemed denied on review.

RULES AND PROCEDURES. The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If you wish to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits, you may be required to do so at your own expense.

EXHAUSTION OF REMEDIES. No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the time prescribed), (iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above and (iv) the person appealing the denial has been notified in writing that the Review Panel has denied the appeal (or the appeal is deemed to be denied due to the Review Panel’s failure to take any action on the claim within the time prescribed).

SECTION 7. OTHER TERMINATIONS

You are NOT eligible to receive benefits under this Plan if (i) your employment terminates due to death, disability or any other reason other than an Involuntary Termination Without Cause or Voluntary Termination for Good Reason that occurs within one (1) month prior or twelve (12) months following the effective date of a Change in Control; or (ii) you are terminated within thirty (30) days of your refusal to accept an offer of comparable employment by any successor to the Company (provided that “comparable employment” shall mean employment at a business office whose location is not violative of Section 2(g)(i), with duties and responsibilities not violative of Section 2(g)(ii) and with a reduction in your base salary or a reduction of your target bonus percentage not violative of 2(g)(iv).

SECTION 8. BASIS OF PAYMENTS TO AND FROM THE PLAN

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 9. AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate this Plan at any time; provided, however, that this Plan may not be amended or terminated following the effective date of a Change in Control.

SECTION 10. NON-ALIENATION OF BENEFITS

No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 11. SUCCESSORS AND ASSIGNS

This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Plan. Covered Employees, to the extent they are otherwise eligible for benefits under the Plan, are intended third party beneficiaries of this provision. Upon the death of a Covered Employee, any remaining benefits payable under the Plan shall be payable to the Covered Employee’s trust(s), estate or other beneficiaries, and their permitted successors and assigns.

SECTION 12. LEGAL CONSTRUCTION

This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the Commonwealth of Massachusetts. This Plan constitutes both a plan document and a summary plan description for purposes of ERISA. This Plan will be construed in a manner consistent with, and is intended to comply with, Section 409A of the Code.

EXHIBIT A

RELEASE

Certain capitalized terms used in this Release are defined in the Millennium Pharmaceuticals, Inc. Key Employee Change in Control Severance Plan (the “Plan”) which I have reviewed.

I hereby confirm my obligations under the Company’s [Invention, Non-Disclosure and Non-Competition Agreement].

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, predecessor, successors, assigns and affiliates as well as its and their representatives, insurers and reinsurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), past, present and future, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to claims and demands directly or indirectly arising out of my employment with the Company or the termination of that employment, including but not limited to, claims or demands related to salary, bonuses, commissions, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation, any claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., the Worker Adjustment and Retraining Notification Act (and related state statute notification obligations), and all other federal, state and local statutory or common laws that prohibit discrimination, harassment or retaliation (including without limitation, claims of discrimination based on race, age, religion, national origin, sex, disability or handicap, and sexual orientation) and any claims with respect to breach of contract (express and/or implied), wrongful termination, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, payment of debts, costs or expenses, attorneys’ fees and other damages which I now have, may have, or may have had from the beginning of time to the final date of my employment with the Company; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage I may have under the Company’s director and officer liability policy, if any.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

[NAME OF EMPLOYEE]

Signature:

Date: